Exhibit 3.126

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ARTICLES OF ORGANIZATION

of

KEYSTONE CONTINUUM LLC

The undersigned person, acting as the sole organizer of a limited liability company under the Tennessee Limited Liability Company Act, adopts the following Articles of Organization for such limited liability company:

1. The name of the limited liability company is Keystone Continuum LLC (the “LLC”).

2. The street address, zip code and county of the initial registered office of the LLC in the State of Tennessee shall be 414 Union Street, Suite 1600, Nashville, Davidson County, Tennessee 37219. The name of the initial registered agent of the LLC, located at said registered office, is Andrea C. Barach.

3. The name and address of the organizer of the LLC are Andrea C. Barach, 414 Union Street, Suite 1600, Nashville, Tennessee 37219.

4. The street address, zip code and county of the principal executive office of the LLC shall be 3401 West End Avenue, Suite 400, Nashville, Davidson County, Tennessee 37203.

5. Upon the filing of these articles, the LLC will have one (1) member.

6. The LLC will be member-managed.

7. The existence of the LLC is to begin upon the filing of the Articles of Organization.

8. The operating agreement of the LLC may provide that none or less than all of the events listed in T.C.A. § 48-245-101(a)(5)(A)-(K) constitute dissolution events. In the event the operating agreement of the LLC has not eliminated all of such events as dissolution events, the LLC shall not be dissolved and is not required to be wound up by reason of any event that terminates the continued membership of any member if the existence and the business of the LLC is continued by the consents of a majority in interest of the remaining members.

9. The LLC shall not have the power to expel a member.

10. The members of the LLC shall not have pre-emptive rights.

11. (a) To the maximum extent permitted by the provisions of T.C.A. § 48-243-101, as amended from time to time (provided, however, that if an amendment to

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such act limits or restricts in any way the indemnification rights permitted by law as of the rate hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this paragraph which occur subsequent to the effective date of such amendment), the LLC shall indemnify and advance expenses to any person, his heirs, executors and administrators, for the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including counsel fees actually incurred as a result of such proceeding or action or any appeal thereof, and against all fines (including any excise tax assessed with respect to an employee benefit plan), judgments, penalties and amounts paid in settlement thereof, provided that such proceeding or action be instituted by reason of the fact that such person is or was a member of the LLC.

(b) The LLC may, to the maximum extent permitted by the provisions of T.C.A § 48-243-101, as amended, from time to time (provided, however that if an amendment to such act limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this paragraph which occur subsequent to the effective date of such amendment), indemnify and advance expenses to any person, his heirs, executors and administrators, to the same extent as set forth in Paragraph 11(a) above or to the extent as determined by the members, provided that the underlying proceeding or action be instituted by reason of the fact that such person is or was a manager of the LLC.

(c) Any repeal or modification of the provisions of this Paragraph 11, directly or by the adoption of an inconsistent provision of these Articles of Organization, shall not adversely affect any right or protection set forth herein existing in favor of a particular individual at the time of such repeal or modification.

DATED: August 27, 2002.

/s/ Andrea C. Barach
Andrea C. Barach, Organizer